EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 13, 2010 with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting included in the Annual Report of Helen of Troy Limited and Subsidiaries on Form 10-K for the year ended February 28, 2010.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Helen of Troy Limited and Subsidiaries on Form S-8 (File No. 333-154525, effective October 21, 2008; File No. 333-154526, effective October 21, 2008; File No. 333-153658, effective September 24, 2008; File No. 333-11181, effective August 30, 1996; File No. 333-67349, effective November 16, 1998; File No. 333-67369, effective November 17, 1998; File No. 333-90776, effective June 19, 2002; File No. 333-103825, effective March 14, 2003; and File No. 333-128832, effective October 5, 2005).

/s/ GRANT THORNTON LLP

Dallas, Texas May 13, 2010